Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD ANNOUNCES IT RECEIVED NASDAQ NOTIFICATION

REDWOOD CITY, CA – October 23, 2007 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that it had received a letter from the Listing Qualifications Department of the Nasdaq Stock Market on October 19, 2007, indicating that the Company does not comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). Therefore, in accordance with Marketplace Rule 4450(e)(2), Threshold will have 180 days, or until April 16, 2008, to regain compliance. If, at any time before April 16, 2008, the bid price of the Company’s common stock closes at or above $1.00 per share for at least ten consecutive business days, Nasdaq will notify Threshold that the Company has achieved compliance with the $1.00 minimum bid price rule. Nasdaq may, in its sole discretion, require the Company to maintain a closing bid price of at least $1.00 per share for a longer period before determining that the Company has demonstrated the ability to maintain long-term compliance.

If the Company does not regain compliance with the rule by April 16, 2008, Nasdaq will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, the Company may consider applying to transfer the listing of its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the $1.00 minimum bid price requirement of Marketplace Rule 4310(c)(4). If such an application were approved, the Company would be afforded the remainder of a second 180 day compliance period to regain compliance with the $1.00 minimum bid price requirement while its common stock traded on The Nasdaq Capital Market.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

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